Exhibit 5.1

November 18, 2009

(949) 451-3800	C 30668-00037

The First American Corporation

1 First American Way

Santa Ana, California 92707-5913

Re:	The First American Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of The First American Corporation, a California corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,791,443 of the Company’s common shares, $1.00 par value (the “Shares”), issuable upon exercise of outstanding stock options (the “Assumed Options”) granted under the First Advantage Corporation 2003 Incentive Compensation Plan that were assumed by the Company in connection with the merger of Algonquin Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into First Advantage Corporation, a Delaware corporation (“First Advantage”), effective November 18, 2009 (the “Merger”).

We have examined the First Advantage Corporation 2003 Incentive Compensation Plan, as filed by First Advantage with the Commission on March 27, 2007 as Appendix B to First Advantage’s annual proxy statement on Definitive Schedule 14A (the “Plan”), the form of award agreement used to grant options under the Plan, as filed by First Advantage with the Commission on February 7, 2006 as Exhibit 10.2 to First Advantage’s current report on Form 8-K, and the form of supplemental notices provided by the Company to holders of the Assumed Options notifying them of the assumption of the Assumed Options in the Merger and the related adjustments in the terms of the Assumed Options (collectively, the “Grant Documents”), and originals, or photostatic or certified copies, of such proceedings and records of the Company and certificates of officers of the Company, and of public officials and such other documents and matters as we have deemed relevant and necessary as the basis for the opinion set forth below. We also have made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We also have assumed that there are no agreements or understandings between or among the Company and any holder of an Assumed Option that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the holders of the Assumed Options, as such, other than the Grant Documents.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold upon exercise of the Assumed Options in accordance with the terms and conditions set forth in the Grant Documents and against payment therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. Except as herein stated, this opinion letter may not be relied upon by you for any other purpose, or be relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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